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                                     UNITED                            EXHIBIT E
                                  NATIONAL BANK



                                January 10, 1995



Marshall T. Reynolds
2450 1st Avenue
P.O. Box 2968
Huntington, WV

Dear Marshall,

     It is my pleasure to inform you that United National Bank has approved a Line of Credit to you in the amount of $5,000,000.00. This loan needs to have final approval by the Bank Board, however has been approved under the following terms and conditions:

AMOUNT:        $5,000,000.00

PURPOSE:       To be used for personal investment purposes.

TYPE OF LOAN:  Working Capital Line of Credit

INTEREST RATE: Chase Manhattan Bank's Prime Rate of Interest to be adjusted on the calendar quarter.

TERM:          This Line of Credit has been approved for a period of one year.
               In order to coincide with your financial statement preparation this Line of Credit will expire on March 31, 1996. If you desire to have a renewal, request should be made prior to this expiration date.

SECURITY:      The loan is to be secured by Stock in Champion Industries, Inc.
               in the amount of $10,000,000.

GUARANTORS:    Harrah and Reynolds Corporation

INSURANCE:     Borrower to provide Assignment of Life Insurance to Bank in the minimum amount of $1,000,000 on the life of Marshall T. Reynolds.

FINANCIAL      Borrower is to furnish Bank with annual financial
STATEMENTS:    statements on Marshall T. Reynold and Harrah & Reynolds
               Corporation.  Borrower to furnish Bank

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Page Two
Commitment
January 10, 1995



               with quarterly statements on Champion Industries, Inc. and other such materials as may be requested.

     The above is a summary of the terms and conditions approved for the Line of Credit to you. It is our understanding that this Line of Credit will serve to payoff a loan for $325,000 currently held by United. In general, if you are in agreement with the following terms and conditions, please sign this commitment letter as an indication of your acceptance. Please return the original of this commitment letter to Merrell O'Shea. This commitment is available to you for a period of 30 days, to expire on February 10, 1995. The $1 Million LOC will remain at the Ceredo Office in the name of Harrah and Reynolds.

     It is a pleasure working with you and Jean Hubbard in this request. I look forward to a mutually satisfactory relationship with you and your use of the Line.

                              Sincerely,
                              UNITED NATIONAL BANK
                              /s/ Merrell O'Shea
                              Merrell O'Shea
                              Senior Vice President



ACKNOWLEDGED & ACCEPTED BY:



/s/ Marshall T. Reynolds
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Marshall T. Reynolds



1-17-95
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Date
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